American States Water Company Announces New Privatization Contract Award at Naval Air Station Patuxent River, Maryland
Initial Contract Value of Nearly $350 Million over a 50-Year Period
San Dimas, California, August 17, 2023 . . . American States Water Company (AWR: NYSE) announced today that its contracted services subsidiary, American States Utility Services, Inc. (“ASUS”), has been awarded a 50-year contract by the U.S. government to operate, maintain and provide construction management services for the water distribution and wastewater collection facilities at Naval Air Station Patuxent River, a United States Navy air station located in Maryland. The initial value of the contract is estimated at approximately $349 million over a 50-year period and is subject to annual economic price adjustment. ASUS will also have the opportunity to generate additional revenues under this contract for new construction projects provided through contract modifications with the U.S. government. Under the contract, there is a 6-month transition period to ensure seamless operations are established and inventory assets are fully accounted for in the contract.

“We are very pleased to have been awarded our first Navy contract and we take great pride in our strong relationship with the U.S. government and their continued confidence in our expertise in managing water and wastewater systems on military bases,” stated Robert J. Sprowls, President and CEO of American States Water Company. “We are well positioned to continue competing for new contracts in the future and we consider it a privilege to serve the men and women of the U.S. military.”

Naval Air Station Patuxent River (also known as NAS Pax River) is a United States naval air station located in St. Mary’s County, Maryland, on the Chesapeake Bay near the Patuxent River. NAS Pax River is headquarters to the Naval Air Systems Command, the U.S. Naval Test Wing Atlantic, the Commander, Fleet Readiness Centers, the Naval Air Station Port Operations, the United States Coast Guard Station St. Inigoes, and is responsible for the ship/shore/air excellence integration supporting the Navy’s principal flight and ground test activity. With the addition of NAS Pax River, ASUS will be providing water and wastewater utility services at twelve military bases located within eight states.

Forward Looking Statements

Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the Company’s most recent Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

About American States Water Company

American States Water Company is the parent of Golden State Water Company, Bear Valley Electric Service, Inc. and American States Utility Services, Inc., serving over one million people in nine states. Through its water utility subsidiary, Golden State Water Company, the company provides water service to approximately 263,600 customer connections located within more than 80 communities in Northern, Coastal and Southern California. Through its electric utility subsidiary, Bear Valley Electric Service, Inc., the company distributes electricity to approximately 24,700 customer connections in the City of Big Bear Lake and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the company provides operations, maintenance and construction management services for water distribution, wastewater collection, and treatment facilities located on twelve military bases throughout the country under 50-year privatization contracts with the U.S. government.

American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year for 69 consecutive years, which places it in an exclusive group of companies on the New York Stock Exchange that have achieved that result.

CONTACT:    Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
(909) 394-3600, ext. 707